                                                                  EXHIBIT 23(b)


August 26, 1999


Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Madam/Sir:

         Referring to the Registration Statement on Form S-1 (and subsequently converted to Form S-3) filed October 21, 1998 (the "Registration Statement") by Anchor National Life Insurance Company ("Anchor National") with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, I am of the opinion that:

         1) Anchor National is a duly organized and existing stock life insurance company under the laws of the State of Arizona; and

         2) the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Anchor National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

         I am licensed to practice only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

Very truly yours,

/s/ Susan L. Harris

Susan L. Harris
Senior Vice President and Secretary